SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 [Amendment No. _____________]

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[ ]        Preliminary Proxy Statement
[X]        Definitive Proxy Statement
[X]        Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             GERMAN AMERICAN BANCORP
                (Name of Registrant as Specified in Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
          2)   Form Schedule or Registration Statement No.:
          3)   Filing Party:
          4)   Date Filed:

                             GERMAN AMERICAN BANCORP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2002

     The Annual Meeting of Shareholders of German American Bancorp (the "Corporation") will be held at the Holiday Inn, U.S. 231 South, Jasper, Indiana, on Thursday, April 25, 2002, at 10:00 a.m., Jasper time, for the following purposes:

     1. To elect four Directors to hold office until the Annual Meeting of Shareholders in the year 2005 and until their successors are elected and have qualified.

     2. To transact such other business as may properly come before the meeting.

     Holders of record of Common Shares of the Corporation at the close of business on March 1, 2002, are entitled to notice of and to vote at the Annual Meeting.

     SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                        By Order of the Board of Directors

                                        KENNETH L. SENDELWECK
                                        Secretary

March 29, 2002
Jasper, Indiana

                      (ANNUAL REPORT ON FORM 10-K ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF
                             GERMAN AMERICAN BANCORP

                                 April 25, 2002

     This Proxy Statement is being furnished to shareholders on or about March 29, 2002, in connection with the solicitation by the Board of Directors of German American Bancorp (the "Corporation"), 711 Main Street, Jasper, Indiana 47546, of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m., Jasper time, on Thursday, April 25, 2002, at the Holiday Inn, U.S. 231 South, Jasper, Indiana.

     At the close of business on March 1, 2002, the record date for the Annual Meeting, there were 10,943,891 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, as nearly equal in number as possible, with the terms of the members of one class expiring each year. At this year's Annual Meeting, shareholders will consider the election of four directors, each to serve a three-year term that will expire at the annual meeting of shareholders in 2005, or such later time as their successors are elected and have qualified.

     Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

                                    Nominees
                                    --------

     It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the following nominees: Gene C. Mehne, Robert L. Ruckriegel, Mark A. Schroeder and Larry J. Seger.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THESE NOMINEES (ITEM 1 ON THE PROXY).

     Each nominee has indicated that he will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as a Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

     The following table presents certain information as of March 1, 2002, regarding the current Directors of the Corporation, including the four nominees proposed by the Board of Directors for election at this year's Annual Meeting, and those executive officers of the Corporation who are named in the Executive Compensation section of this Proxy Statement. Unless otherwise indicated in a footnote, the principal occupation of each such person has been the same for the last five years and such person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned him. Unless specified otherwise, each Director and executive officer is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or by partnerships or corporations with which he is associated. None of the persons named below beneficially owns one percent or more of the Common Shares, except Mr. Astrike (1.0%), Mr. Buehler (3.8%), Mr. Hoffman (1.0%), Mr. Lett (2.3%) and Mr. Ruckriegel (3.0%). The Directors and executive officers as a group beneficially owned 14.8% of the Corporation's Common Shares as of March 1, 2002.

                                                                                     Shares
               Name, Present Principal          Director      Term Expires        Beneficially
                  Occupation and Age            Since (1)        In Year            Owned (2)
                  ------------------            ---------     ------------        ------------

Directors:

George W. Astrike                                 1982            2004             107,686 (3)
Chairman of the Board of
  the Corporation (4)
Age 66

David G. Buehler                                  1984            2003             415,199 (5)
CEO of Buehler Foods, Inc.
Age 62

David B. Graham                                   1997            2003             103,590 (6)
Past Chairman of the Board,
  Graham Farms, Inc. and
  Graham Cheese Corporation
Age 75

William R. Hoffman                                1986            2004             111,861 (7)
Farmer; Director of Patoka
  Valley Feeds, Inc.
Age 64

J. David Lett                                     2000            2004             255,951 (8)
Attorney, Lett & Jones (9)
Age 49

C. James McCormick                                1999            2003              33,418 (10)
Chairman Emeritus: McCormick, Inc.
  & Best Way Express, Inc.;
President, JAMAC Corp. (trucking)
Age 77

------------------------

(1) Includes service on the Board of The German American Bank prior to the organization of the Corporation. Does not include prior service on the Board of Directors of any other bank subsidiary acquired by the Corporation.
(2) Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on March 1, 2002, but only to the extent that such right was presently exercisable as of March 1, 2002 or would become exercisable within 60 days thereafter.
(3) Includes 85,358 shares that Mr. Astrike has the right to purchase upon the exercise of stock options.
(4) Mr. Astrike served as Chief Executive Officer of the Corporation through December 31, 1998.
(5) Includes 8,717 shares held jointly by Mr. Buehler and his wife; 36,844 shares held by the David G. Buehler Charitable Trust; 363,363 shares held by Buehler Foods, Inc., of which Mr. Buehler is Chief Executive Officer and majority shareholder; and 3,310 shares that Mr. Buehler has the right to purchase upon the exercise of stock options.
(6) Includes 18,665 shares owned by Mr. Graham's wife, and 3,310 shares that Mr. Graham has the right to purchase upon the exercise of stock options.
(7) Includes 31,769 shares owned by Mr. Hoffman's wife, and 3,310 shares that Mr. Hoffman has the right to purchase upon the exercise of stock options.
(8) Includes 757 shares held jointly by Mr. Lett and his wife; 273 shares held by Mr. Lett's wife; 248,248 shares held by Mr. Lett's mother; and 1,050 shares that Mr. Lett has the right to purchase upon the exercise of stock options.
(9) Lett & Jones represents the Union Banking Division of Peoples Bank, a subsidiary of the Corporation, as legal counsel.
(10) Includes 115 shares owned by Mr. McCormick's wife, and 3,310 shares that Mr. McCormick has the right to purchase upon the exercise of stock options.

                                                                                     Shares
               Name, Present Principal          Director      Term Expires        Beneficially
                  Occupation and Age            Since (1)        In Year            Owned (2)
                  ------------------            ---------     ------------        ------------

Gene C. Mehne*                                    1979            2002              14,122 (11)
President and Manager,
  Mehne Farms, Inc.
Age 57

Robert L. Ruckriegel*                             1983            2002             333,509 (12)
President, B. R. Associates,
  Inc. (restaurants)
Age 66

Mark A. Schroeder*                                1991            2002              32,648 (13)
President and Chief Executive
  Officer of the Corporation (14)
Age 48

Larry J. Seger*                                   1990            2002              72,086 (15)
Wabash Valley Produce, Inc.
  (egg and turkey production)
Age 51

Joseph F. Steurer                                 1983            2003              42,159 (16)
Chairman of the Board,
  JOFCO, Inc. (office furniture)
Age 65

Chet L. Thompson                                  1997            2004              26,350 (17)
President, Thompson Insurance, Inc.
Age 64

Michael J. Voyles                                 1998            2003              52,379 (18)
President, Voyles Supermarket,
  Inc., and M.J.V. Inc.
Age 53

------------------------

(11) Includes 2,626 shares owned by Mr. Mehne's wife; 1,551 shares held by German American as trustee for the Mehne Farms, Inc. Qualified Plan; and 3,310 shares that Mr. Mehne has the right to purchase upon the exercise of stock options.
(12) Includes 87,843 shares owned by Mr. Ruckriegel's wife; 242,356 shares held by limited partnerships controlled by Mr. Ruckriegel and his wife, and
     3,310 shares that Mr. Ruckriegel has the right to purchase upon the exercise of stock options.
(13) Includes 2,658 shares held jointly by Mr. Schroeder and his wife and 10,541 shares Mr. Schroeder has the right to purchase upon the exercise of stock options.
(14) Mr. Schroeder was named Chief Executive Officer of the Corporation effective January 1, 1999, after having served as its President and Chief Operating Officer since July 1, 1995.
(15) Includes 7,810 shares held jointly by Mr. Seger and his wife; 31,009 shares owned by certain corporations of which Mr. Seger is an executive officer and a shareholder; and 3,310 shares that Mr. Seger has the right to purchase upon the exercise of stock options.
(16) Includes 5,271 shares owned in trust by Mr. Steurer's wife; 29,261 shares held in trust by Mr. Steurer; and 3,310 shares that Mr. Steurer has the right to purchase upon the exercise of stock options.
(17) Includes 9,895 shares owned by Mr. Thompson's wife; 6,859 shares held jointly by Mr. Thompson and his wife; and 3,310 shares that Mr. Thompson has the right to purchase upon the exercise of stock options.
(18) Includes 2,357 shares held jointly by Mr. Voyles and his wife; 32,165 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 3,310 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.


                                                             Shares
               Name, Present Principal                    Beneficially
                  Occupation and Age                        Owned (2)
                  ------------------                      ------------

Named Executive Officers Who Are Not Directors:

Clay W. Ewing                                               7,452 (19)
Executive Vice President, Retail Banking,
 of the Corporation
Age 46

Stan J. Ruhe                                               13,333 (20)
Executive Vice President, Credit
  Administration, of the Corporation
Age 50

Kenneth L. Sendelweck (21)                                  9,111 (22)
Secretary/Treasurer of the Corporation;
President/CEO of The German American Bank
Age 47

All Directors and Executive Officers
  as a Group (17 persons)                               1,635,920 (23)

------------------------
*Nominee

------------------------

(19) Includes 339 shares held jointly by Mr. Ewing and his wife, and 1,919 shares that Mr. Ewing has the right to purchase upon the exercise of stock options.
(20) Includes 2,384 shares owned jointly by Mr. Ruhe and his wife and 2,263 shares that Mr. Ruhe has the right to purchase upon the exercise of stock options.
(21) Mr. Sendelweck has served as Secretary/Treasurer of the Corporation since May, 2000. He has served as President, Chief Executive Officer and Director of The German American Bank since May, 1999. Prior to May, 1999, Mr. Sendelweck served as the Vice President and Assistant Treasurer of Kimball International, Inc.
(22) Includes 2,944 shares held jointly by Mr. Sendelweck and his wife.
(23) Includes 134,231 shares that Directors and Executive Officers have the right to acquire upon the exercise of stock options that were exercisable at March 1, 2002 or within 60 days thereafter, and 1,083,437 shares as to which voting and investment powers were shared by members of the group with spouses or others.

                            Committees and Attendance

     The Board of Directors of the Corporation held five meetings during 2001. The Corporation has standing audit and compensation committees but does not have a nominating committee. The Audit Committee, presently consisting of Directors Hoffman (Chairman), Lett, Graham, Mehne and Steurer met four times in 2001. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others, the Corporation's system of internal controls, and the Corporation's audit, accounting, and financial reporting processes generally. The Corporation's Human Resources Committee, presently consisting of Directors Steurer (Chairman), Astrike, Buehler, Graham, Ruckriegel, Schroeder, and Seger, met seven times during 2001. The Human Resources Committee makes salary and bonus recommendations to the Board of Directors and administers the grant of options and other awards under the Corporation's stock option and equity incentive plans.

     Each of the Directors, except Mr. McCormick, attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Corporation and the committees on which he served during 2001.

                            Compensation of Directors

     The Corporation compensates its Directors for their service to it and its subsidiary banks through annual retainers which are earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance. Under this annual retainer program, the Corporation on June 1, 2001
(a) awarded each of its Directors, including Mr. Schroeder, (i) shares of common stock with a value on the date of award of $2,000, and (ii) an option to purchase 1,050 shares of the Corporation's common stock exercisable for ten years (five years in the case of Messrs. Graham and McCormick) at an exercise price of $14.42 per share, which was not less than the market value of the stock at the date of grant, and (b) granted each Director additional shares of the Corporation's common stock with a value of $5,200, or in lieu thereof and at the Director's election, a cash payment.

     Except for Mr. Graham, all of the members of the Corporation's Board of Directors served on the Board of one of the subsidiary banks during 2001, as disclosed above under the table of "Nominees." Each of such Directors (other than Mr. Schroeder, who as a salaried employee of the Corporation was ineligible) received additional compensation for his service to such subsidiaries during 2001. Under the Corporation's annual retainer program described above, the members of the Board of Directors of each subsidiary (including members who are also are Directors of the Corporation, except Mr. Schroeder) were awarded the same package of stock of the Corporation offered by the Corporation to the Corporation's Directors, except that members of the subsidiary boards of directors were not granted stock options for their service on those boards.

     Mr. Astrike has provided consulting services to the Corporation since December 31, 1998 pursuant to a consulting agreement. In August 2000, the Board of Directors amended Mr. Astrike's consulting agreement to provide for the payment to him during 2000 of the present value of the remaining payments due to him under that agreement, and extended by approximately 16 months the period during which Mr. Astrike's deferred compensation retirement balance could continue to remain on account with German American Bank and accrue interest under his 1993 executive deferred compensation agreement. There were no payments made to Mr. Astrike during 2001 for Mr. Astrike's consulting services during 2001.

                           INDEPENDENT ACCOUNTANT FEES

Audit Fees

     Crowe, Chizek and Company LLP has audited the Corporation's financial statements for the calendar year 2001 that are included in the Corporation's annual report on Form 10-K, which report has been filed with the Securities and Exchange Commission ("SEC") and is being delivered to shareholders concurrently with this Proxy Statement. The Corporation has paid (or expects to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $88,500 for its services in connection with the calendar year 2001 audit and in connection with its review of the Corporation's unaudited financial statements that were included in its quarterly reports on Form 10-Q, which reports were filed with the SEC during the year 2001.

All Other Fees

     The Corporation has paid (or expects to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $391,883 for all other services rendered during the year 2001. These services included tax return preparation, tax consulting, employee benefit plan audits and information return preparation, Federal Home Loan Bank collateral verification procedures, permitted internal audit outsourcing, assistance with the formation of investment subsidiaries, assistance with capital planning, assistance with branch profitability analysis, marketing customer information file (MCIF) software maintenance agreement and training, and assistance with various accounting and reporting matters.

                          REPORT OF THE AUDIT COMMITTEE

Independence Of Audit Committee Members

     The Audit Committee is comprised of five members of the Board of Directors of the Corporation. All of the members of the Audit Committee are independent, as that term is defined by the requirements of the National Association of Securities Dealers for quotation of the Corporation's stock on the Nasdaq Stock Market.

Review With Management And Independent Accountants

     Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Corporation and are not accountants or independent auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee members have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Corporation's financial statements. The Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's discussions with management and the independent auditors do not assure that the Corporation's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Corporation's financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Corporation's independent accountants are in fact "independent".

     In this context, the Audit Committee has met and held discussions with management and with Crowe, Chizek and Company LLP, the independent accountants for the Corporation with respect to the Corporation's consolidated financial statements for the calendar year 2001. Management represented to the Audit Committee that the Corporation's consolidated financial statements as of and for the year ended December 31, 2001 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The Audit Committee also considered whether the independent accountants' provision of non-audit services to the Corporation is compatible with maintaining that firm's independence.

     Based  upon the  discussions  and  reviews  referred  to  above,  the Audit
Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

                SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

                          William R. Hoffman, Chairman

                David B. Graham               J. David Lett
                Gene C. Mehne                 Joseph F. Steurer

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and each of the Corporation's other executive officers whose salary and bonus earned during fiscal 2001 exceeded $100,000.

                                             Summary Compensation Table
                                             --------------------------


                                 Annual Compensation                   Long Term Compensation Awards
                                 -------------------                   -----------------------------
Name and Principal                                                         Securities Underlying         All Other
Position                         Year        Salary        Bonus              Options/SARs(1)          Compensation
------------------               ----        ------        -----           ---------------------       ------------

Mark A. Schroeder,               2001       $192,000      $45,312                1,050                 $  27,237(2)
President and C.E.O.(3)          2000       $160,000      $37,760                1,103                 $  26,833
                                 1999       $160,000      $35,866                3,218                 $  30,591

Stan J. Ruhe,                    2001       $100,000      $25,000                2,284                 $  12,508(4)
Executive Vice President,        2000       $100,000      $19,062                9,371                 $  11,912
Credit Administration            1999       $100,000      $17,942                  666                 $  11,794

Clay W. Ewing,                   2001       $105,000      $20,001                2,284                 $  12,504(5)
Executive Vice President,        2000       $ 92,500      $17,487                9,371                 $  11,020
Retail Banking(6)                1999       $ 81,640      $23,891                  ---                 $  10,570

Kenneth L. Sendelweck,           2001       $115,000      $45,000                3,334                 $  16,000(7)
President and CEO of             2000       $105,000      $54,214                9,371                 $  13,137
German American Bank (8)

------------------------

(1) The numbers of shares underlying options have been retroactively adjusted to reflect subsequent stock splits and stock dividends and are rounded to the nearest whole share. Except for options to purchase 1,158 shares issued to Mr. Schroeder as a Director of the Corporation in 1999, all 1999 grants were issued as replacement options in connection with the exercise of other options by the indicated individuals.

(2) Represents contributions of $8,500 under the Profit Sharing Plan, matching contributions of $8,500 under the 401(k) Plan, Director compensation in the form of common shares of the Corporation valued at $7,200, and $3,037 in above-market interest credited on deferred Director fees.

(3) Mr. Schroeder became Chief Executive Officer of the Corporation effective January 1, 1999.

(4) Represents contributions of $6,254 under the Profit Sharing Plan and matching contributions of $6,254 under the 401(k) Plan.

(5) Represents contributions of $6,252 under the Profit Sharing Plan and matching contributions of $6,252 under the 401(k) Plan.

(6) Mr. Ewing also served as President and Chief Executive Officer of First State Bank until March 2001.

(7) Represents contributions of $8,000 under the Profit Sharing Plan and matching contributions of $8,000 under the 401(k) Plan.

(8)  Mr. Sendelweck became Secretary/Treasurer of the Corporation in May, 2000.

                      Option/SAR Grants In Last Fiscal Year

     The following table presents information on the stock option grants that were made during 2001 to the names executive officers pursuant to the German American Bancorp 1999 Long-Term Equity Incentive Plan (the "1999 Plan"). The numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends and fractional shares have been ignored. The potential realizable values set forth in the table are presented in accordance with SEC requirements and are not intended to forecast possible future appreciation of the Corporation's Common Shares.

                                Individual Grants
                                -----------------

                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                      Annual Rates of
                         Number of       % of Total                                                     Stock Price
                        Securities      Options/SARs                 Market                          Appreciation for
                        Underlying       Granted to                 Price at                            Option Term
                       Options/SARs     Employees in    Exercise     Time of       Expiration        -------------------
Name                    Granted(1)       Fiscal Year     Price      Issuance          Date           5%              10%
----                   ------------     ------------    --------    --------       ----------        --              ---


Mark A. Schroeder         1,050(2)         1.85%         $14.41      $14.41      June 11, 2011    $8,333.73     $20,534.05

Stan J. Ruhe              2,284(3)         4.03%         $13.81      $13.81      Feb. 15, 2006    $5,464.92     $13,033.54

Clay W. Ewing             2,284(3)         4.03%         $13.81      $13.81      Feb. 15, 2006    $5,464.92     $13,033.54

Kenneth L. Sendelweck     3,334(3)         5.89%         $13.81      $13.81      Feb. 15, 2006    $7,977.27     $19,025.31

------------------------

(1) The options granted by the Committee under the 1999 Plan provide that if an optionee tenders Common Shares of the Corporation already owned by the optionee as payment, whole or in part, of the exercise price for the shares the optionee has elected to purchase under the option, then the Corporation is obligated to use its best efforts to issue a replacement option of the same type (incentive or non-qualified option), with the same expiration date as the option that was exercised, and covering a number of Common Shares equal to the number of Common Shares tendered. The per share exercise price of the replacement option equals the fair market value of a Common Share of the Corporation on the date of exercise of the original option. Replacement options are not exercisable for a period of twelve months following their date of grant and are subject to cancellation if during such twelve-month period the optionee sells any Common Shares of the Corporation other than in payment of the exercise price of another option under a stock option plan. The 1999 Plan also provide that if a corporate reorganization would result in the termination of the 1999 Plan and unexercised options, then all unexercised options will become immediately exercisable regardless of any vesting requirements. None of the stock options granted in 2001 were replacement options.
(2)  Mr. Schroeder's options were exercisable immediately upon granting.
(3) The options granted to Messrs. Ruhe, Ewing and Sendelweck were not exercisable on the date of grant but become exercisable in accordance with a vesting schedule that permits the holders to exercise 20% of the options granted following the first anniversary of the grant date, with an additional 20% vesting on each of the next four anniversaries.

                       Aggregated Option/SAR Exercises In
                       ----------------------------------
                      Last Fiscal Year And Fiscal Year-End
                      ------------------------------------
                                Option/SAR Values
                                -----------------

     The following table sets forth information with respect to options exercised during 2001 and the December 31, 2001 values of the holdings of "in-the-money" options by the named executive officers. An option is considered to be "in-the-money" if and to the extent that the December 31, 2001 market value of the Corporation's Common Shares exceeded the applicable option exercise price. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends).

                                                                                          Value of
                                                                                        Unexercised
                                                                                        In-the-money
                                                            Number of Unexercised         Options/
                                                            Options/SARs at Fiscal     SARs at Fiscal
                            Shares                               Year-End (#)           Year-End ($)
                          Acquired on          Value             Exercisable/           Exercisable/
      Name                Exercise (#)      Realized ($)        Unexercisable          Unexercisable
      ----                ------------      ------------        -------------          -------------

Mark A. Schroeder             0                  0            13,817 /      0        $17,717 /       0
Stan J. Ruhe                  0                  0             7,018 /  9,781        $10,838 / $28,311
Clay W. Ewing                 0                  0             1,874 /  9,781        $ 5,713 / $28,311
Kenneth L. Sendelweck         0                  0             1,874 / 10,831        $ 5,713 / $30,821


                                Committee Report
                                ----------------
                            on Executive Compensation
                            -------------------------

Overall Compensation Policy

     The Human Resources Committee (the "Committee") of the Board of Directors of the Corporation (formerly called the Compensation Committee) has the responsibility for establishing all compensation for the Corporation's executive officers. Consistent with past practice, an independent compensation consulting firm, Hay Group, Inc., was consulted by the Committee on compensation matters for the year 2001.

     The Committee is currently composed of seven members, consisting of five non-employee directors who are not executive officers and are not eligible to participate in any management compensation programs; one non-employee director (Mr. Astrike) who is Chairman of the Board and retired chief executive officer of the Corporation; and Mr. Schroeder, the Corporation's Chief Executive Officer. Mr. Schroeder absents himself from discussions concerning his personal compensation and abstains from voting on such matters.

     The primary goals of the Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by more closely aligning the interests of executive officers with the interests of the Corporation's shareholders. The Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the Corporation's overall financial performance. The executive compensation program consists of three basic elements: (1) base salary, (2) incentive awards, and (3) stock option awards.

Base Salary

     The Corporation attempts to provide the executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states. The

     Committee establishes the salary of the President and Chief Executive Officer ("CEO") independently without the participation of the CEO. The base salaries of the Corporation's other executive officers are determined by the Committee with recommendations from the CEO. The same compensation principles are applied in setting the salaries of all employees, including (commencing in
2001) the CEO, to ensure that salaries are fairly and competitively established. Salary ranges are determined for each executive position based upon survey data that is obtained from a relevant peer group and from the Hay Group, Inc., a trade association, and the Corporation's accounting firm. From survey data, salary ranges are established each year for the CEO and all other executive positions within the organization. These ranges are designed so that the mid-point of the salary range is approximately the 50th percentile of estimated base salaries paid to comparable positions across a peer group of regional banking companies. Within these established ranges, actual base salary adjustments are made periodically in accordance with the guidelines of the Corporation's salary administration program and performance review system. Increases in base compensation are not automatically based on increased compensation at comparable institutions, however, but also reflect the performance of the individual executive officer and of the Corporation.

     For 2001, the Committee determined base salaries for the executive officers, including the CEO, that were within the salary ranges established by the Committee. The Committee, with the advice of the Hay Group, Inc., for the first time applied to the CEO's 2001 base salary determination the same salary range structure that it applied in determining the base salaries of the other executive officers of the Corporation. As a result, the base salary for the CEO for 2001 increased by 20 percent compared to the CEO's base salary for 2000.

Incentive Awards

     During 2001, the Corporation maintained an Executive Management Incentive Plan for certain key officers, not including the CEO. This Plan provides for the payment of additional compensation in the form of annual cash incentive payments and option grants contingent upon the achievement of certain corporate goals and the achievement of certain business performance goals. The Plan assigns each officer (other than the CEO) a scorecard based on specific corporate and shareholder-related performance goals balanced by their area of responsibility, their business unit, and their expected individual level of contribution to the Corporation's achievement of its corporate goals. The Corporation paid during 2001 incentive cash awards to executive officers other than the CEO, based on their continued employment and measured by the extent to which the Committee believed that they were merited based on their scorecards for 2000. The incentive cash award paid during 2001 to Mr. Schroeder for his services during 2001 was not determined in accordance with any quantitative or qualitative performance goals relating to the performance of the Corporation during 2001 but instead was awarded in the discretion of the Committee.

Stock Option Awards

     The Corporation's 1999 Long Term Equity Incentive Plan provides for the award of incentive and non-qualified stock options and other equity-based awards (the "1999 Plan"). The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The size of stock option awards depends upon the executive officer's level of responsibility and individual performance. Stock options are granted at or above the estimated fair market value of a Common Share of the Corporation on the date of grant. The Committee administers the 1999 Plan and the Corporation's prior stock option plan. The Committee awarded options to executive officers of the Corporation (not including the CEO) during 2001 in accordance with corporate scorecard performance (as adjusted by the Committee for non-recurring items) for 2000 without considering individual performance goals. The Committee did not award any options to the CEO during 2001, although the CEO was awarded the same options that were awarded by the Board of Directors of the Corporation to all members of the Board of Directors for their service on the Board during 2001.

           SUBMITTED BY THE MEMBERS OF THE HUMAN RESOURCES COMMITTEE:

                           Joseph F. Steurer, Chairman
           George W. Astrike                    Robert L. Ruckriegel
           David G. Buehler                     Larry J. Seger
           David B. Graham                      Mark A. Schroeder

           Compensation Committee Interlocks And Insider Participation

     The following members of the Board of Directors served during all or part of 2001 on the Corporation's Human Resources Committee, which functions like a compensation committee: Joseph F. Steurer (Chairman); George W. Astrike, Robert
L. Ruckriegel, David Buehler, Larry J. Seger, David B. Graham, and Mark A. Schroeder. Two of these Committee members (Messrs. Astrike and Schroeder) were present or former officers and employees of the Corporation. Mr. Astrike retired as the Corporation's chief executive officer effective December 31, 1998. Although Mr. Astrike since his retirement has provided consulting services to the Corporation under a consulting agreement, Mr. Astrike's compensation under that agreement was fixed in 1998 (and modified in 2000) by the entire Board of Directors as part of a comprehensive retirement package in recognition of his past service to the Corporation and expected future contributions, and not as part of the annual compensation program. Mr. Schroeder is, and was during 2001, the Corporation's Chief Executive Officer. None of the other five members of the Committee is, or previously was, an officer or employee of the Corporation or any of its subsidiaries.

     Certain of these Committee members or their associates may have engaged during 2001 in banking transactions in the ordinary course of business with bank subsidiaries of the Corporation. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             Stock Performance Graph

     The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's five-year cumulative total returns with market and industry returns. The following graph compares the Corporation's five-year cumulative total returns with those of the Russell 2000 Stock Index and the Indiana Bank Peer Group. The Indiana Bank Peer Group includes all Indiana-based bank holding companies that have been in existence, as bank holding companies, for the five-year period ended December 2001, and the stocks of which have been traded on an established securities market (NYSE, AMEX, NASDAQ) throughout that five-year period. The returns of each company in the Indiana Bank Peer Group have been weighted to reflect the company's market capitalization

                German American Bancor      Russell 2000 Index      Indiana Bank Peer Group
                ----------------------      ------------------      -----------------------

12/31/1996              100.00                    100.00                    100.00
12/31/1997              181.00                    122.36                    150.30
12/31/1998              138.10                    119.25                    167.60
12/31/1999              113.50                    144.60                    143.00
12/29/2000               86.90                    140.23                    136.80
12/31/2001              126.20                    143.71                    134.80

                 Certain Business Relationships And Transactions

     During 2001, the bank subsidiaries of the Corporation had (and expect to continue to have in the future) banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             APPOINTMENT OF AUDITORS

     Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Corporation in 2001. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2002. The Audit Committee expects to make a recommendation to the Board following the Audit Committee's April 2002 meeting. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        PRINCIPAL OWNERS OF COMMON SHARES

     As of March 1, 2002, the Corporation had no knowledge of any shareholder or group of shareholders who beneficially owned more than five percent of the Corporation's outstanding Common Shares.

            SECTION 16(a): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers and persons who beneficially own more than ten percent of the Corporation's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Corporation's Common Shares and other equity securities. On the basis of information submitted by the Corporation's Directors, executive officers, and greater-than-ten-percent owners, the Corporation believes that all required Section 16(a) filings for fiscal 2001 and prior years were timely made, except for the following inadvertent failures: (a) Mr. Thompson and his wife purchased shares of the Corporation's common stock in one transaction during 1998, which was not reported on Form 4, and which shares were not included in Mr. Thompson's period-end holdings in subsequent Form 4 or Form 5 reports; and
(b) Richard Trent purchased shares of the Corporation's common stock in one transaction through the Corporation's 401(k) plan during 2001, which purchase was not reported on Form 4.

                                  OTHER MATTERS

     The Board of Directors knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                    EXPENSES

     The Corporation will pay all expenses in connection with this solicitation of proxies.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the Annual Meeting of Shareholders to be held in the year 2003 must deliver the proposal so that it is received by the Corporation no later than December 7, 2002. Proposals should be mailed to the Shareholder Information and Corporate Office, attention: Terri A. Eckerle, German American Bancorp, 711 Main Street, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS OF
                             GERMAN AMERICAN BANCORP

     I hereby appoint Joseph F. Steurer and Michael J. Voyles, and each of them, my proxies, with power of substitution, to vote all Common Shares of German American Bancorp that I am entitled to vote at the Annual Meeting of Shareholders to be held at The Holiday Inn located at US 231 South in Jasper, Indiana, on April 25, 2002 at 10:00 a.m., Jasper time, and any adjournments thereof, as provided herein.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

     This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated March 29, 2002.

     SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

     1.   ELECTION OF DIRECTORS

          o FOR all nominees listed below, as set forth in the Corporation's Proxy Statement, dated March 29, 2002 (except as marked to the contrary below - see "Instructions") Gene C. Mehne Robert L. Ruckriegel Mark A. Schroeder Larry J. Seger

          o    WITHHOLD   AUTHORITY  to  vote  for  all  nominees  listed  above
               (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.)

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



                                        Dated:
                                               ---------------------------------


                                        ----------------------------------------


                                        ----------------------------------------
                                        Signature or Signatures

                                        (Please   sign   exactly  as  your  name
                                        appears  on this  proxy.  If shares  are
                                        issued  in  the  name  of  two  or  more
                                        persons,  all such persons  should sign.
                                        Trustees,  executors and others  signing
                                        in  a  representative   capacity  should
                                        indicate the capacity in which they sign.)